Exhibit (c)(3)


                         BALCOR REALTY INVESTORS - 83


                                             Range of Value
                                                (Per Unit)
                                             --------------
                                               Low     High
                                              -----    ----
          November 1995 Valuation:
               Alex Brown Real Estate Value    $255    $305
               Working Capital Value             44      44
                                               ----    ----
                    Total Value                $299    $349
                                               ====    ====


          March 1996 Valuation:
               November 1995 Alex Brown
                 Real Estate Value             $255    $305
               Working Capital Value (1)         48      48
                                               ----    ----
                    Total Value                $303    $353
                                               ====    ====



  (1) Working Capital Value reflects the sum of cash and other current assets of the partnership less current liabilities. The Working Capital Value has been adjusted to reflect changes in the net operations of the properties, the administrative expenses of the partnership and any distributions to the investors.